Exhibit 99.1

PDS Biotech Provides Business Update and Reports Fourth-Quarter and Full-Year 2022 Financial Results

●	Successful meeting with FDA to discuss registrational pathway for triple combination of PDS0101, PDS0301, and a commercial immune checkpoint inhibitor

●	100% (9/9) clinical response (>60% tumor shrinkage at mid-point evaluation) in IMMUNOCERV trial for high-risk cervical cancer patients with tumors >5 cm in PDS0101 + CRT based on preliminary data

●	Company to host conference call and webcast today, March 28, 2023, at 8:00 AM ET

FLORHAM PARK, N.J., March 28, 2023 (GLOBE NEWSWIRE) – PDS Biotechnology Corporation (NASDAQ: PDSB), a clinical-stage immunotherapy company developing a growing pipeline of targeted immunotherapies for cancer and infectious disease, today provided a business update and announced its financial results for the year ended December 31, 2022.

Fourth Quarter 2022 and Recent Business Highlights:

●	PDS0101 Lead Drug Candidate
○
VERSATILE-002 Phase 2 combination trial with Merck & Co. Inc.’s anti-PD-1 therapy, KEYTRUDA® (pembrolizumab) in patients with human papillomavirus (HPV) 16-positive recurrent and/or metastatic head and neck cancer.

■	Completed first stage of enrollment in checkpoint inhibitor refractory arm
■
Presented initial data on methods for investigating efficacy of PDS0101 in combination with KEYTRUDA® (pembrolizumab) with respect to T cell activation and functionality at the ESMO Targeted Anticancer Therapies Congress 2023

○	National Cancer Institute (NCI)-led Phase 2 triple combination trial in patients with advanced HPV-positive cancers.
■	Successful meeting with U.S. Food and Drug Administration (FDA) to discuss regulatory pathway for triple combination of PDS0101, PDS0301, and an approved immune checkpoint inhibitor (ICI)
■	Reported median overall survival (OS) of 21 months in advanced, ICI refractory cancer HPV-positive patients (N=29) having few remaining treatment options

○	IMMUNOCERV Phase 2 clinical trial of PDS0101 with chemoradiotherapy (CRT) in patients with locally advanced cervical cancer.
■	100% (9/9) clinical response (>60% tumor shrinkage at mid-point evaluation), and 89% (8/9) complete response based on preliminary data
■	Study demonstrated strong infiltration of T cells into the tumors, elimination of circulating tumor DNA

●	PDS0301 Antibody-Conjugated Interleukin 12 (IL-12)
○	Signed exclusive global license agreement for PDS0301, a novel, investigational, proprietary investigational tumor targeting, antibody-conjugated IL-12, developed by Merck KGaA, Darmstadt, Germany
○	Publication of PDS0301 monotherapy study linking PDS0301-induced immune responses with clinical outcomes in International Immunopharmacology

●	Infectimune™ Platform
○
Publication of preclinical Infectimune™ study in the peer-reviewed journal Viruses showing complete protection in animal studies with PDS0202, a novel investigational recombinant protein-based Universal flu vaccine

○
A second preclinical Infectimune™ publication in the peer-reviewed journal  Viruses  showing unique induction of higher levels of multifunctional CD4 T cells compared to leading commercial vaccine technologies

“This past quarter and year have been exciting for PDS Biotech as we have made significant progress on our strategic initiatives and substantial advances in the clinic, including key data and development milestones involving our lead oncology candidate, PDS0101,” stated Dr. Frank Bedu-Addo, Chief Executive Officer of PDS Biotech. “We received FDA guidance on the regulatory pathway for the VERSATILE-002 Phase 2 trial and, most recently, the triple combination Phase 2 trial. We look forward to progressing PDS0101 into a registrational trial in 2023.”

Dr. Bedu-Addo continued, “Additionally, we were pleased to have signed an exclusive global agreement with Merck KGaA, Darmstadt, Germany to advance the development of PDS0301, a novel, investigational, proprietary antibody-conjugated IL-12. We also continued progressing our Infectimune™ platform as well as our preclinical oncology candidates.”

Full-Year 2022 Financial Results
Net loss for the year ended December 31, 2022 was approximately $40.9 million, or $1.43 per basic share and diluted share, compared to a net loss of approximately $16.9 million, or $0.66 per basic share and diluted share for the year ended December 31, 2021. The higher net loss was primarily the result of investment in research and development, including the clinical programs and the acquisition of PDS0301.

Research and development expenses for the year ended December 31, 2022, increased to approximately $29.4 million compared to approximately $11.3 million for the year ended December 31, 2021. The increase of $18.2 million was primarily attributable to an increase in personnel costs of $2.3 million, clinical costs of $2.3 million, quality and manufacturing costs of $3.6 million and $10 million for the rights to PDS0301 from Merck KGaA, Darmstadt Germany. Of the $10 million paid to Merck KGaA, Darmstadt Germany, $5 million was in cash and the balance in shares of the Company’s common stock.

General and administrative expenses for the year ended December 31, 2022 increased to approximately $12.2 million compared to approximately $10.2 million for the year ended December 31, 2021. The $2.0 million increase was primarily attributable to an increase in personnel costs of $1.3 million and an increase in professional fees of $0.7 million.

Total operating expenses for the year ended December 31, 2022, were approximately $41.7 million, an increase of approximately 94% compared to total operating expenses of approximately $21.4 million for the year ended December 31, 2021.

The Company’s cash balance as of December 31, 2022 was $73.8 million. Based on the Company’s available cash resources and cash flow projections, the Company believes that with the anticipated initiation of one registrational trial in 2023, this balance is sufficient to fund Company operations and research and development programs into the third quarter of 2024.

Conference Call and Webcast
The conference call is scheduled to begin at 8:00 AM ET today, March 28, 2023. Participants should dial 877-407-3088 (United States) or 201-389-0927 (International) and reference conference ID 13736455. To access the webcast, please use the following link. The event will be archived in the investor relations section of PDS Biotech’s website for six months.

About PDS Biotechnology
PDS Biotech is a clinical-stage immunotherapy company developing a growing pipeline of targeted cancer and infectious disease immunotherapies based on our proprietary Versamune®, Versamune® plus PDS0301, and Infectimune™ T cell-activating platforms. We believe our targeted immunotherapies have the potential to overcome the limitations of current immunotherapy approaches through the activation of the right type, quantity and potency of T cells. To date, our lead clinical candidate, PDS0101, has demonstrated the ability to reduce tumors and stabilize disease in combination with approved and investigational therapeutics in patients with a broad range of HPV16-associated cancers. Our Infectimune™ based vaccines have also demonstrated the potential to induce not only robust and durable neutralizing antibody responses, but also powerful T cell responses, including long-lasting memory T cell responses in pre-clinical studies to date. To learn more, please visit www.pdsbiotech.com or follow us on Twitter at @PDSBiotech.

About PDS0101
PDS Biotech’s lead candidate, PDS0101, combines the utility of the Versamune® platform with targeted antigens in HPV-positive cancers. In partnership with Merck & Co., PDS Biotech is evaluating a combination of PDS0101 and KEYTRUDA® in a Phase 2 study in first-line treatment of recurrent or metastatic head and neck cancer, and also in second line treatment of recurrent or metastatic head and neck cancer in patients who have failed prior checkpoint inhibitor therapy. A Phase 2 clinical study is also being conducted in both second- and third-line treatment of multiple advanced HPV-positive cancers in partnership with the National Cancer Institute (NCI). A third Phase 2 clinical trial in first line treatment of locally advanced cervical cancer is being performed with The University of Texas, MD Anderson Cancer Center.  A final Phase 2 clinical trial of PDS0101 monotherapy in first line treatment of newly diagnosed patients with HPV16-positive head and neck cancer is being conducted at the Mayo Clinic.

Versamune® is a registered trademark and Infectimune™ is a trademark of PDS Biotechnology.
KEYTRUDA® is a registered trademark of Merck Sharp and Dohme LLC, a subsidiary of Merck & Co., Inc., Rahway, NJ, USA.

Forward Looking Statements
This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to initiate the planned clinical trials for PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0203 and other Versamune® and Infectimune™ based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s annual, quarterly and periodic reports filed with the SEC. The forward-looking statements are made only as of the date of this press release and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:
Deanne Randolph
PDS Biotech
Phone: +1 (908) 517-3613
Email: drandolph@pdsbiotech.com

Rich Cockrell
CG Capital
Phone: +1 (404) 736-3838
Email: pdsb@cg.capital

Media Contacts:
Bill Borden
Tiberend Strategic Advisors, Inc.
Phone: +1 (732) 910-1620
Email: bborden@tiberend.com

Dave Schemelia
Tiberend Strategic Advisors, Inc.
Phone: +1 (609) 468-9325
Email: dschemelia@tiberend.com

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Consolidated Balance Sheets

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$73,820,160	$65,242,622
Prepaid expenses and other	2,660,230	1,597,569
Total current assets	76,480,390	66,840,191

Property and equipment, net	–	86
Financing lease right-to-use assets	374,888	–
Operating lease right-to-use asset	152,645	357,611

Total assets	$77,007,923	$67,197,888

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,219,287	$1,309,403
Accrued expenses	8,313,708	2,187,704
Financing lease obligation - short term	56,612	–
Operating lease obligation - short term	231,429	258,924
Total current liabilities	9,821,036	3,756,031

Noncurrent liabilities:
Note payable, net of debt discount	23,020,844	–
Financing lease obligation-long term	164,013	–
Operating lease obligation-long term	–	231,430
Total liabilities	33,005,893	3,987,461

STOCKHOLDERS’ EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at December 31, 2022 and December 31, 2021, 30,170,317 shares and 28,448,612 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	9,956	9,387
Additional paid-in capital	145,550,491	123,904,602
Accumulated deficit	(101,558,417)	(60,703,562)
Total stockholders’ equity	44,002,030	63,210,427

Total liabilities and stockholders' equity	$77,007,923	$67,197,888

PDS BIOTECHNOLOGY CORPORATION AND SUBSIDIARY
Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2022	2021
Operating expenses:
Research and development expenses	$29,431,027	$11,254,538
General and administrative expenses	12,241,394	10,184,773
Total operating expenses	41,672,421	21,439,311

Loss from operations	(41,672,421)	(21,439,311)

Interest income (expense), net
Interest income	935,180	4,346
Interest expense	(1,316,519)	-
Interest income (expense), net	(381,339)	4,346

Loss before income taxes	(42,053,760)	(21,434,965)
Benefit from income taxes	1,198,905	4,516,488
Net loss and comprehensive loss	$(40,854,855)	$(16,918,477)

Per share information:
Net loss per share, basic and diluted	$(1.43)	$(0.66)

Weighted average common shares outstanding basic and diluted	28,599,221	25,597,125